Exhibit 10.3

STOCK OPTION AWARD AGREEMENT

            This Stock Option Award Agreement (this “Agreement”) is entered into as of September 3, 2019 (the “Award Date”) by and between SunOpta Inc., a Canadian corporation (the “Company”), and Scott Huckins (the “Optionee”).

            The Company and the Optionee agree as follows:

            1.        Grant. The Company hereby grants to the Optionee an option to purchase 262,182 common shares of the Company on the terms and conditions as set forth herein (the “Options”). The Options will not be treated as Incentive Stock Options as defined in Section 422 of the Internal Revenue Code of 1986, as amended, and are therefore Non-Statutory Stock Options. The Options are not, and shall not be deemed to be, granted under or subject to the Company’s Amended 2013 Stock Incentive Plan or any other plan. The Options are granted pursuant to the terms of the Executive Employment Agreement dated August 30, 2019 between the Company and the Optionee (the “Employment Agreement”) and in the event of any inconsistency between this Agreement and the Employment Agreement as to timing of vesting or any other provision, the terms of the Employment Agreement shall control and apply.

            2.        Exercise Price. The exercise price of the Option is $2.38 per share (the “Exercise Price”).

            3.        Vesting. The Options will vest on the third anniversary of Optionee’s first day of employment subject to the Optionee’s continued employment during the entire vesting period, except as otherwise provided in Section 6 or the Employment Agreement.

            4.        Time of Exercise of Option. Except as provided in Section 6, the Option may not be exercised prior to the vesting date set forth in Section 3. Following such date and until it expires or is terminated as provided in Sections 6 or 11, this Option may be exercised from time to time to purchase whole shares.

            5.        Expiration Date. The Options shall expire on September 3, 2029 unless earlier terminated pursuant to the provisions hereof (the “Expiration Date”).

            6.        Termination of Employment.

                        6.1        General Rule. Except as provided in this Section 6 or the Employment Agreement, the Options may not be exercised unless at the time of exercise the Optionee is employed by the Company and shall have been so employed continuously from the Award Date through the end of the vesting period. For purposes of this Agreement, the Optionee is considered to be employed by the Company if the Optionee is employed by the Company or any parent or subsidiary of the Company (an “Employer”).

                        6.2        Termination Generally. If the Optionee’s employment by the Company terminates for any reason other than as provided in Sections 6.3 or 6.4 below, the Options may be exercised at any time before the Expiration Date or the expiration of 30 days after the date of termination, whichever is the shorter period, but only if and to the extent the Optionee was entitled to exercise the Option at the date of termination, and all unvested Options shall be forfeited and canceled.

                        6.3        Total Disability. If the Optionee’s employment with the Company is terminated at any time because of Total Disability (as defined in the Employment Agreement), the Option may be exercised at any time before the Expiration Date or before the date 12 months after the date of termination, whichever is the shorter period, but only if and to the extent the Optionee was entitled to exercise the Option at the date of termination..

                        6.4        Death. If the Optionee’s employment with the Company is terminated at any time because of death, the Option may be exercised at any time before the Expiration Date or before the date 12 months after the date of death, whichever is the shorter period, but only if and to the extent the Optionee was entitled to exercise the Option at the date of death and only by the person or persons to whom the Optionee’s rights under the Option shall pass by the Optionee’s will or by the laws of descent and distribution of the state or country of domicile at the time of death.

                        6.5        Failure to Exercise Options. To the extent that following termination of employment, the Options are not exercised within the applicable periods described above (or the Employment Agreement, if applicable), all further rights to purchase shares pursuant to the Options shall cease and terminate.

            7.        Leave of Absence. Absence on leave approved by the Employer or on account of illness or disability shall not be deemed a termination or interruption of employment. Vesting of the Options shall continue during a medical, family or military leave of absence, whether paid or unpaid, and vesting of the Options shall be suspended during any other unpaid leave of absence.

            8.        Method of Exercise of Option; Tax Withholding. The Options may be exercised by notice from the Optionee to the Company through the Company’s third-party administrator, which is currently Solium Shareworks, of the Optionee’s binding commitment to purchase shares, specifying the number of shares the Optionee desires to purchase under the Options, which may not be more than 30 days after delivery of the notice, and, if required to comply with the Securities Act of 1933, containing a representation that it is the Optionee’s intention to acquire the shares for investment and not with a view to distribution. On or before the date specified for completion of the purchase, the Optionee must pay the Company the full purchase price of those shares in cash or by certified check, or in whole or in part in common shares of the Company valued at fair market value. The fair market value of common shares provided in payment of the purchase price shall be the closing price of the common shares last reported on Nasdaq before the time payment in common shares are made or, if earlier, committed to be made, if the Common Stock is publicly traded, or another value of the common shares as specified by the Company. No shares shall be issued until full payment for the shares has been made, including all amounts owed for tax withholding. The Optionee shall, immediately upon notification of the amount due, if any, pay to the Company in cash or by certified check amounts necessary to satisfy any applicable federal, state and local tax withholding requirements. If additional withholding is or becomes required beyond any amount deposited before delivery of the electronic transfer of the shares, the Optionee shall pay such amount to the Company, in cash or by certified check, on demand. If the Optionee fails to pay the amount demanded, the Company or the Employer may withhold that amount from other amounts payable to the Optionee, including salary, subject to applicable law.

            9.        Nontransferability. Except as provided in this Section 9 the Options are nonassignable and nontransferable by the Optionee, either voluntarily or by operation of law, and during the Optionee’s lifetime, the Options are exercisable only by the Optionee. The Options may be transferred by will or by the laws of descent and distribution of the state or country of the Optionee’s domicile at the time of death.

            10.      Stock Splits, Stock Dividends. If the outstanding common shares of the Company are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any stock split, combination of shares, dividend payable in shares, recapitalization or reclassification, appropriate adjustment shall be made by the Company in (i) the number and kind of shares subject to the Options, or the unexercised portion thereof, and (ii) the Exercise Price per share, so that the Optionee’s proportionate interest before and after the occurrence of the event is maintained. Notwithstanding the foregoing, the Company shall have no obligation to effect any adjustment that would or might result in the issuance of fractional shares, and any fractional shares resulting from any adjustment may be disregarded or provided for in any manner determined by the Company. Any such adjustments made by the Company shall be conclusive.

            11.      Mergers, Etc. If, while any Options are outstanding, there shall occur a merger, consolidation, amalgamation, plan of exchange or other transaction, in each case involving the Company pursuant to which outstanding shares are converted into cash or other stock, securities or property (each, a “Transaction”), the Board of Directors, may, in its sole discretion, provide that the remaining outstanding Options shall be treated in accordance with any of the following alternatives:

            (i)        The remaining Options shall be converted into options to purchase stock of the surviving or acquiring corporation in the Transaction, which Options may not be exercised, in whole or in part, before the completion of the vesting period (unless otherwise accelerated as determined by the Board of Directors in its sole discretion) and shall be subject to continued employment of the Optionee by the Company or any acquiring or surviving company through such vesting date, for a total purchase price equal to the total price applicable to the unexercised portion of the Options, and with the amount and type of shares subject thereto and exercise price per share thereof to be conclusively determined by the Board of Directors, taking into account the relative values of the companies involved in the Transaction and the exchange rate, if any, used in determining shares of the surviving corporation to be held by holders of common shares of the Company following the Transaction in accordance with Treas. Reg. § 1.409A -1(b)(5)(v)(D), and disregarding fractional shares;

            (ii)       The remaining Options shall be cancelled effective immediately prior to the consummation of the Transaction, and, in full consideration of the cancellation, the Company or any acquiring or surviving company shall pay to the Optionee upon the vesting date (unless otherwise accelerated by the terms of the Employment Agreement or as determined by the Board of Directors in its sole discretion), subject to continued employment of the Optionee by the Company or any acquiring or surviving company through such date, an amount in cash, for each share subject to the Options, equal to the excess of (A) the value, as determined by the Board of Directors, of the property (including cash and securities) received by the holder of a common share of the Company as a result of the transaction over (B) the Exercise Price; or

            (iii)      The remaining Options shall become exercisable for 100 percent of the shares subject to the Options effective as of the consummation of the Transaction, and the Board of Directors shall approve some arrangement by which the Optionee shall have a reasonable opportunity to exercise all such Options effective as of the consummation of the Transaction or otherwise realize the value of the Options, as determined by the Board of Directors. Any Options that are not exercised in accordance with procedures approved by the Board of Directors shall terminate.

            In the event the Board of Directors opts that the remaining outstanding Options shall be treated in accordance with (i) above, then the surviving or acquiring corporation in the Transaction must agree to all relevant provisions of the Employment Agreement pertaining to the Options.

            12.      Conditions on Obligations. The Company shall not be obligated to issue common shares upon exercise of the Options if the Company is advised by its legal counsel that such issuance would violate applicable state or federal laws, including securities laws. The Company will use its reasonable best efforts to take steps required by state or federal law or applicable regulations in connection with issuance of shares upon exercise of the Options.

            13.      No Right to Employment. Nothing in this Agreement shall (i) confer upon the Optionee any right to be continued in the employment of an Employer or interfere in any way with the Employer’s right to terminate the Optionee’s employment at will at any time, for any reason, with or without cause, or to decrease the Optionee’s compensation or benefits, or (ii) confer upon the Optionee any right to be retained or employed by the Employer or to the continuation, extension, renewal or modification of any compensation, contract or arrangement with or by the Employer.

            14.      Successors of Company. This Agreement shall be binding upon and shall inure to the benefit of any successor of the Company but, except as provided herein, the Option may not be assigned or otherwise transferred by the Optionee.

            15.      Rights as a Shareholder. The Optionee shall have no rights as a shareholder with respect to any shares of Common Stock until the date the Optionee becomes the holder or record of those shares. No adjustment shall be made for dividends or other rights for which the record date occurs before the date the Optionee becomes the holder of record.

            16.      Amendments. The Company may at any time amend this Agreement if the amendment does not adversely affect the Optionee and no amendment that does adversely affect the Optionee shall be valid or binding. Otherwise, this Agreement may not be amended without the written consent of the Optionee and the Company.

            17.      Governing Law; Jurisdiction and Venue. This Agreement will be interpreted under the laws of the state of Minnesota, exclusive of choice of law rules. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the state of Minnesota.

            18.      Complete Agreement. This Agreement and the Employment Agreement constitute the entire agreements between the Optionee and the Company, both oral and written concerning the matters addressed herein, and all prior agreements or representations concerning the matters addressed herein, whether written or oral, express or implied, are terminated and of no further effect.

            19.      Electronic Delivery of Prospectus. The Optionee consents to the electronic delivery of any prospectus and related documents relating to the Options in lieu of mailing or other form of delivery.

SUNOPTA INC.	RECIPIENT

By: /s/ Jeff Gough	/s/ Scott Huckins
Name: Jeff Gough	Scott Huckins
Title: CHRO